LOAN AND SECURITY AGREEMENT


   THIS AGREEMENT, dated as of March 8, 2000, is entered into between Micrel Incorporated, a California corporation (hereinafter called "Borrower"), whose chief executive office is at the address set forth in Section 1.7 hereinbelow, and Bank of the West, a California banking corporation, whose address is set forth in Section 1.5.

   The parties agree as follows:

1.   DEFINITIONS

   As used in this Agreement, the following terms shall have the following definitions:

   1.1 Accounts. The term "Account(s)" means all presently existing and hereafter arising accounts, contract rights, instruments, documents, chattel paper, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower whether or not earned by performance, and any and all credit insurance, guaranties and other security therefor, as well as all merchandise returned to or reclaimed by Borrower.

   1.2 Agreement. The term "this Agreement" means this Loan and Security Agreement, any concurrent or subsequent rider to this Loan and Security Agreement and any extensions, supplements, amendments or modifications to this Loan and Security Agreement and/or to any such rider.

   1.3 Applicable Revolving Loan Rate. The term "Applicable Revolving Loan Rate" shall be either (i) the Prime Rate or (ii) the Revolving Offshore Rate, as designated by Borrower or otherwise applicable to such loan or advance under Article 2 of this Agreement.

   1.4 Applicable Term Loan "A" Rate. The term "Applicable Term Loan 'A' Rate" shall be either (i) the Prime Rate, (ii) the Term Offshore Rate, or
(iii) the Term Fixed Rate, as designated by Borrower or otherwise applicable to such loan or advance under Article 3 of this Agreement.

   1.5 Bank. The term "Bank" shall mean and refer to Bank of the West, a California banking corporation, with a place of business located at Two North Second Street, Suite 300, South Bay Business Banking Group, San Jose, California 95113.

   1.6 Bank Expenses. The term "Bank Expenses" means: all costs and expenses incurred by Bank in connection with this Agreement or the transactions contemplated hereby, including, without limitation, all costs or expenses required to be paid by Borrower under this Agreement which are paid or advanced by Bank; taxes and insurance premiums of every nature and kind of Borrower paid by Bank; filing, recording, publication, search fees, appraiser fees authorized by this Agreement, auditor fees authorized by this Agreement, title insurance premiums paid or incurred by Bank in connection with Bank's transactions with Borrower; costs and expenses incurred by Bank in collecting or realizing upon the Collateral (with or without suit), to correct any default or enforce any provision of this Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; costs and expenses of suit incurred by Bank in enforcing or defending this Agreement or any portion hereof; and reasonable attorneys' fees and expenses incurred by Bank in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement, any portion hereof, any agreement related hereto, or any of the transactions contemplated hereby, whether or not suit is brought, and including, but not limited to, any expenses incurred in relation to opposing or seeking to obtain relief from any stay or restraining order prohibiting Bank from exercising its rights as a secured creditor, foreclosing upon or disposing of Collateral, or such related matters.

   1.7 Borrower. The term "Borrower" shall mean and refer to the party first named above, whose address is 1849 Fortune Drive, San Jose, CA 95131.

   1.8 Borrower's Books. The term "Borrower's Books" means all of Borrower's books and records including, but not limited to: minute books; ledgers, records indicating, summarizing or evidencing Borrower's assets, liabilities, the Collateral, the Obligations, and all information relating thereto; records indicating, summarizing or evidencing Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, and other computer prepared information and the equipment containing such information.

   1.9 Borrowing Base. The term "Borrowing Base" means the sum of: (a) eighty percent (80%) of the net amount of Eligible Accounts after deducting therefrom all payments, adjustments and credits applicable thereto; and (b) the amount of the advances agreed to be made pursuant to any rider, amendment or modification to this Agreement that may now or hereafter be entered into by Bank and Borrower.

   1.10 Code. The term "the Code" means the California Uniform Commercial Code, and any and all terms used in this Agreement which are defined in the Code and not specifically defined herein shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the Code.

   1.11 Collateral. The term "Collateral" means and includes all of Borrower's presently existing and hereafter acquired equipment (whether acquired pursuant to any advance made by Bank or otherwise), wherever located, including without limitation, equipment used to design, manufacture, test and package semiconductor devices, machinery, machine tools, motors, controls, attachments, parts, tools, and accessories incidental thereto; and all substitutions, replacements, accessories, additions, attachments, improvements, accessions, Proceeds and products of the foregoing.

   1.12 Credit. The term "Credit" means all Obligations in respect of amounts actually paid or advanced by Bank under this Agreement.

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   1.13   Daily Balance.  The term "Daily Balance" shall mean the amount determined by taking the amount of the Credit owed at the beginning of a given day, adding any new Credit advanced to or incurred by Borrower on such date, and subtracting any payments or collections which are deemed to be paid and are applied by Bank in reduction of the Credit on that date under the provisions of this Agreement.

   1.14 Eligible Accounts. The term "Eligible Accounts" means and includes those accounts of Borrower which are due and payable within forty-five (45) days (or less) from the date of invoice and strictly comply with all of Borrower's warranties and representations to Bank; but Eligible Accounts shall not include the following: (a) accounts with respect to which the account debtor is an officer, employee, partner, joint venturer or agent of Borrower; (b) accounts with respect to which goods are placed on consignment, guarantied sale or other terms by reason of which the payment by the account debtor may be conditional; (c) accounts with respect to which the account debtor is not a resident of the United States of America; (d) accounts with respect to which the account debtor is the United States of America or any department, agency or instrumentality thereof; (e) accounts with respect to which the account debtor is a subsidiary of, related to, affiliated or has common shareholders, officers or directors with Borrower; (f) accounts with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower; (g) accounts not paid by an account debtor within ninety (90) days from the date of the invoice; (h) accounts with respect to which account debtors dispute liability or make any claim, or have any defense, crossclaim, counterclaim or offset; (i) accounts with respect to which any Insolvency Proceeding is filed by or against the account debtor, or if an account debtor becomes insolvent, fails or goes out of business; (j) all accounts owed by an account debtor when fifty percent (50%) or more of all outstanding accounts owed by the account debtor to Borrower have not been paid within ninety (90) days after the date of invoice; and (k) accounts owed by any single account debtor which exceed twenty percent (20%) of all of the Eligible Accounts.

   1.15   Equipment.  Intentionally Omitted

   1.16 Eurodollar Reserve Percentage. The term "Eurodollar Reserve Percentage" means for any day during any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100ths of one percent) in effect on such day (whether or not applicable to any bank) under the regulations issued from time to time by the Federal Reserve Bank for determining the maximum reserve requirements (including any emergency, supplemental, or other marginal reserve requirements) with respect to Eurocurrency Funding (currently referred to as "Eurocurrency Liabilities"). The Revolving Offshore Rate and/or the Term Offshore Rate (as the case may be) shall be adjusted automatically as to all Revolving Offshore Rate and/or the Term Offshore Rate loans (as the case may be) then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

   1.17 Event of Default. The term "Event of Default" shall have the meaning set forth in Article 11 of this Agreement.

   1.18 Insolvency Proceeding. The term "Insolvency Proceeding" means any proceeding commenced by or against any person or entity, including Borrower, under any provision of the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with some or all creditors.

   1.19 Interest Period. The term "Interest Period" means the period of one (1) month, two (2) months, three (3) months, or six (6) months, as designated by Borrower at the time Borrower requests a Revolving Offshore Rate-Based Loan or an Term Offshore Rate-Based Loan (as the case may be); provided, however, that such Interest Period shall in no event extend beyond the date certain set forth in Section 5.1 of this Agreement (as same may from time to time be amended) with respect to revolving loans and advances under
Article 2 and provided further, however, that such Interest Period shall in no event extend beyond the maturity date of any term loans set forth in any note executed and delivered by Borrower to Bank (as same may from time to time be amended) with respect to term loans and advances under Article 3.

   1.20 Judicial Officer or Assignee. The term "Judicial Officer or Assignee" means any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of a trustee, receiver, controller, custodian or assignee for the benefit of creditors.

   1.21 LIBOR Rate. The term "LIBOR Rate" means the rate of interest per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) for United States dollar deposits in amounts equal to the amount of the Revolving Offshore Rate-Based loan or the Term Offshore Rate-Based loan (as the case may be) and with a maturity comparable to the Interest Period, which amount shall be determined at 11:00 a.m. (London local time) two (2) business days prior to the commencement of the Interest Period; provided, however, that if such rate is no longer published by Dow Jones, then the LIBOR Rate shall be determined by reference to such other index that Bank may reasonably designate in good faith as the rate at which United States dollar deposits with a maturity comparable to the Interest Period and in an amount equal to the amount of the Revolving Offshore Rate-Based loan or the Term Offshore Rate-Based loan (as the case may be) would be offered to major banks on the London Eurocurrency market at 11:00 a.m. (London local time) two (2) business days prior to the commencement of the Interest Period.

   1.22 Obligations. The term "Obligations" means any and all obligations, loans, advances, overdrafts, debts, liabilities (including, without limitation, any and all amounts charged to Borrower's account pursuant to any agreement authorizing Bank to charge Borrower's account), lease and other contractual obligations, guaranties, covenants, promises and duties owing by Borrower to Bank of any kind and description (whether advanced pursuant to or evidenced by this Agreement; by any note or other instrument; or by any other agreement between Bank and Borrower and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including, without limitation, any debt, liability or obligation owing from Borrower to others which Bank may have obtained by assignment, participation, operation of law, or otherwise, and further including, without limitation, all interest not paid when due and all Bank Expenses.

   1.23 Over Advance. The term "Over Advance" shall have the meaning set forth in Section 2.1 of this Agreement.

   1.24 Prime Rate. The term "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank at its headquarters office in San Francisco, California as its "prime rate", with the understanding that Bank's "prime rate" is only one of Bank's base rates and

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serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest of Bank's base rates.

   1.25 Prime Rate-Based Loans. The term "Prime Rate-Based loans" means all advances and extensions of credit which shall bear interest at the Prime Rate.

   1.26 Proceeds. The term "Proceeds" means whatever is received upon the sale, lease, exchange, collection or other disposition of Collateral or proceeds, including, without limitation, proceeds of insurance covering Collateral, tax refunds, and any and all Accounts, general intangibles, Negotiable Collateral, equipment, money, deposit accounts, goods, or other tangible and intangible property of Borrower resulting from the sale or other disposition of the Collateral, and the proceeds thereof.

   1.27 Revolving Offshore Rate. The term "Revolving Offshore Rate" shall, for any Interest Period, be the rate of interest per annum (rounded upward to the next 1/32nd of one percent) resulting from the sum of (i) two percent (2.00%) per annum and (ii) a quotient, the numerator of which is the LIBOR Rate and the denominator of which is the difference between (a) one (1.0) and
(b) the Eurodollar Reserve Percentage. Expressed as a formula, the Revolving Offshore Rate shall be as follows:

Revolving Offshore Rate = [2.00%] + [LIBOR Rate/(1.00 - Eurodollar Reserve Percentage)]

   1.28 Revolving Offshore Rate-Based Loans. The term "Revolving Offshore Rate-Based loans" means all advances and extensions of credit which shall bear interest at the Revolving Offshore Rate.

   1.29 Term Fixed Rate. The term "Term Fixed Rate" shall mean the rate of interest determined in accordance with the note attached hereto as Exhibit "A."

   1.30 Term Fixed Rate-Based Loans. The term "Term Fixed Rate-Based loans" means all advances and extensions of credit which shall bear interest at the Term Fixed Rate.

   1.31 Term Offshore Rate. The term "Term Offshore Rate" shall, for any Interest Period, be the rate of interest per annum (rounded upward to the next 1/32nd of one percent) resulting from the sum of (i) two and one-eighth percent (2.125%) per annum and (ii) a quotient, the numerator of which is the LIBOR Rate and the denominator of which is the difference between (a) one (1.0) and (b) the Eurodollar Reserve Percentage. Expressed as a formula, the Term Offshore Rate shall be as follows:

Term Offshore Rate = [2.125%] + [LIBOR Rate/(1.00 - Eurodollar Reserve Percentage)]

   1.32 Term Offshore Rate-Based Loans. The term "Term Offshore Rate-Based loans" means all advances and extensions of credit which shall bear interest at the Term Offshore Rate.

   1.33 Term Treasury Rate. The term "Term Treasury Rate" shall mean the rate of interest determined in accordance with the note attached hereto as Exhibit "A."

      All accounting terms and computations shall be based upon generally accepted accounting principles consistently applied.

2.  REVOLVING LOANS AND TERMS OF PAYMENT

   2.1 Revolving Loans. Upon request of Borrower, made at any time and from time to time during the term hereof, and so long as no Event of Default has occurred, Bank shall lend to Borrower an amount equal to the Borrowing Base; provided, however, that in no event shall Bank be obligated to make advances to Borrower under this Section 2.1 whenever the Daily Balance of loans and advances under this Article 2 exceeds, at any one time, either the Borrowing Base or the sum of Five Million Dollars ($5,000,000.00).

      All loans made pursuant to this Section 2.1 shall be added to and deemed part of the Credit when made. If, at any time and for any reason, the Daily Balance of loans and advances under this Article 2 exceeds the amount of the loans and advances for which Borrower is eligible based upon the above limitations, or if the advances made pursuant to any rider to this Agreement exceed the percentage or dollar limitations contained in such rider (an "Over Advance"), then Borrower shall immediately pay to Bank, in cash, the amount of such Over Advance.

   2.2 Revolving Loans Procedure for Borrowing and Interest Rate. Except as hereinbelow provided, all advances under this Article 2 made and advanced by Bank from and after March 8, 2000 or outstanding on the date hereof shall bear interest on the amount of such advance from time to time outstanding at a per annum rate equal to the "Applicable Revolving Loan Rate" (as hereinafter defined).

      (a)   Method of Borrowing.  Each revolving loan or advance under this
Article 2 shall be made upon Borrower's request, which request shall (a) be on such form and in such manner as Bank may from time to time specify; (b) specify if the loan or advance is to be a Prime Rate-Based loan or a Revolving Offshore Rate-Based loan; (c) specify the amount of each such loan or advance [which, in connection with any Revolving Offshore Rate-Based loans, shall be in multiples of One Hundred Thousand Dollars ($100,000.00)];
(d) be received by Bank not later than 10:00 a.m. Pacific local time either
(i) three (3) business days prior to the requested borrowing date, with respect to Revolving Offshore Rate-Based loans or (ii) on the borrowing date, with respect to Prime Rate-Based loans; and (e) with respect to any Revolving Offshore Rate-Based loans, specify an Interest Period for such Revolving Offshore Rate-Based loan. If a request fails to specify if the loan or advance is a Prime Rate-Based loan or a Revolving Offshore Rate-Based loan, such loan and advance shall be a Prime Rate-Based loan. If any request for a Revolving Offshore Rate-Based loan fails to specify an Interest Period, such Interest Period shall be one (1) month. If an Interest Period would end on a date that is not a business day, such Interest Period shall extend to the next following business day.

      (b) Conversions. Borrower may, from time to time, elect to convert one or more Prime Rate-Based loans to Revolving Offshore Rate-Based loans upon Borrower's request, which request shall (a) be on such form and in such manner as Bank may from time to time specify; (b) specify the amount of each

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such loan or advance to be converted in multiples of One Hundred Thousand
Dollars ($100,000.00); (c) be received by Bank not later than 10:00 a.m. Pacific local time three (3) business days prior to the requested conversion date; and (d) specify an Interest Period. If any request to convert a Prime Rate-Based loan to a Revolving Offshore Rate-Based loan fails to specify an Interest Period, such Interest Period shall be one (1) month. If an Interest Period would end on a date that is not a business day, such Interest Period shall extend to the next following business day.

      By not later than 10:00 a.m. Pacific local time three (3) business days prior to the end of any Interest Period, Borrower shall elect to either convert any Revolving Offshore Rate-Based loans expiring at the end of such Interest Period into Prime Rate-Based loans or to renew such Revolving Offshore Rate-Based loans, which request shall (a) be on such form and in such manner as Bank may from time to time specify; (b) specify what portion (if any) of the loan or advance is to be converted to a Prime-Based loan and what portion (if any) is to remain as a Revolving Offshore Rate-Based loan [which, in connection with Revolving Offshore Rate-Based loans shall be in multiples of One Hundred Thousand Dollars ($100,000.00)]; and (c) specify an Interest Period for any loans or advances to be continued as Revolving Offshore Rate-Based loans; provided, however, that such Interest Period shall in no event extend beyond the date certain set forth in Section 5.1 of this Agreement (as same may from time to time be amended). If Borrower fails to timely elect to renew such Revolving Offshore Rate-Based loans, such failure shall be deemed an election to convert such Revolving Offshore Rate-Based loans into Prime Rate-Based loans at the expiration of the Interest Period. If any request to renew a Revolving Offshore Rate-Based loan fails to specify an Interest Period, such Interest Period shall be one (1) month. If an Interest Period elected by Borrower with respect to any renewed Revolving Offshore Rate-Based loans would end on a date that is not a business day, such Interest Period shall extend to the next following business day.

      (c) Changes in the Prime Rate. In the event that the Prime Rate announced is, from time to time hereafter, changed, adjustment in the rate of interest payable by Borrower with respect to Prime Rate-Based loans then outstanding shall be made on the effective date of the change in the Prime Rate. The rate of interest, as adjusted, shall apply to all outstanding Prime Rate-Based loans until the Prime Rate is again adjusted.

   2.3 Computation and Payment of Interest and Principal. All interest chargeable under this Agreement on a per annum basis shall be computed on a basis of a 360-day year for actual days elapsed. Interest payable by Borrower under this Article 2 shall be due and payable on the fifth (5th) day of each calendar month (in arrears) during the term of this Agreement with respect to the availability of this facility under Section 5.1. If Borrower fails to make any installment of principal, interest or Bank Expenses in the time and manner prescribed by this Agreement, Bank may, at Bank's option, elect to treat any due but unpaid principal, interest and/or Bank Expenses as a Prime Rate-Base loan and all such advances shall bear interest on the Daily Balance of loans and advances under this Article 2 thereof, at a per annum rate applicable to Prime Rate-Based loans under the terms of Article 2 of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, and regardless of the existence or non-existence of any Event of Default under this Agreement, Bank shall have the right (but not the obligation) to withdraw and charge any deposit or other accounts maintained by Borrower with Bank for the amount of any payment due Bank hereunder (and Borrower hereby consents to such withdrawal, charge and application by Bank). The receipt of any check or other item of payment by Bank shall not be considered payment until such check or other item of payment is honored when presented for payment, in which event, said check or other item of payment shall be deemed to have been paid to Bank in accordance with Bank's rules and regulations relating to credits to deposit accounts or, in Bank's discretion, two (2) calendar days after the date Bank actually receives possession of such check or other item of payment. Amounts once borrowed and repaid under this Article 2 shall be available for re-borrowing. On the date of termination under Article 4, all Obligations owed by Borrower to Bank under this Article 2 shall become immediately due and payable without notice or demand and shall be repaid to Bank in cash or by a wire transfer of immediately available funds.

   2.4 Default Interest Rate. Notwithstanding anything to the contrary contained in Article 2 of this Agreement, the Credit shall bear interest, from and after any Event of Default and without constituting a waiver of any such Event of Default, on the Daily Balance of loans and advances under this
Article 2, at a per annum rate two (2) percentage points above the Applicable Revolving Loan Rate.

   2.5 Account Stated. Bank shall render monthly statements of the Credit owing by Borrower to Bank, including statements of all principal, interest and Bank Expenses owing, and such statement shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Bank unless, within ninety (90) days after receipt thereof by Borrower, Borrower shall deliver to Bank, by registered or certified mail, at Bank's place of business indicated above, written objection thereto specifying the error or errors, if any, contained in any such statement.

3. TERM LOAN FACILITY "A"

   3.1   Term Loan Facility "A" Advances.

      (a) Upon the request of Borrower made at any time, and from time to time, during Draw Period "A" (as hereinafter defined), subject to and upon the terms and conditions of this Agreement, and so long as no Event of Default has occurred, Bank agrees to make term loans to Borrower (the "Term Loan Facility 'A'"). For the purpose of this Agreement, "Draw Period 'A'" shall mean the period between the date of this Agreement and the earlier of:
(i) April 30, 2001 or (ii) the date on which the aggregate of all advances made pursuant to this Article 3 equals Forty Million Dollars ($40,000,000.00).

      (b) Borrower may use the proceeds of this Term Loan Facility "A" for the purchase of items of new and used equipment that is acquired from and after June 1, 1999 for use in connection with Borrower's business. If such loan or advance is approved by Bank, each advance made by Bank under this Term Loan Facility "A" shall be made either to Borrower or to the vendor of any new and used equipment financed with the proceeds of such advance (at Bank's option). In no event shall said proceeds be used by Borrower for any purpose other than purchase of the new and used equipment approved by Bank. In the event that Bank opts to disburse the proceeds of any such advance directly to the vendor(s) of any new and used equipment, and if the amount of the advance to be made by Bank does not equal the total purchase price of such new and used equipment together with all installation charges, sales tax, freight, and software charges, Borrower shall deliver to Bank an amount equal to the difference between the cost (including all installation charges, sales tax, freight, and software charges) and the amount of such advance, which difference shall be remitted to said vendor(s) with the advance by Bank. Bank shall not be obligated to make any advance under this Article 3 with respect to the purchase of any items of equipment unless and until Bank has received and approved the following: (1) a copy of Borrower's purchase order, (2) an original delivery and acceptance certificate executed by

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Borrower with respect to any equipment to be purchased, and (3) such other documentation as Bank may require (including, without limitation, schedules attached hereto describing said new and used equipment and financing statements relative thereto). Amounts once borrowed and repaid under Term Loan Facility "A" shall not be available for re-borrowing.

   3.2 Documentation and Interest. Each advance made under this Term Loan Facility "A" shall be evidenced by and subject to the terms of a separate promissory note to be executed by Borrower in substantially the form of Exhibit "A" attached to this Agreement, with appropriate insertions (the "Term Loan Facility 'A' Note"). All loans and advances made under Term Loan Facility "A" shall be added to and deemed a part of the Obligations and shall bear interest, on the Daily Balance owing in connection with such note, at a per annum rate equal to the Applicable Term Loan "A" Rate.

   3.3 Monthly Accounting. Bank shall render monthly statements of all amounts owing by Borrower to Bank under Term Loan Facility "A", including statements of all principal, interest, and Bank Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account between Borrower and Bank unless, within ninety (90) days after receipt thereof by Borrower, Borrower delivers to Bank, by registered or certified mail, at Bank's place of business, a written objection specifying the error or errors, if any, contained in any such statement.

4.  TERM

   4.1 Term and Termination. This Agreement shall commence on the date hereof. Borrower's right to receive term loan advances under Article 3 of this Agreement shall remain in full force and effect until April 30, 2001 and Borrower's obligations with respect to any Term Loan Facility "A" Notes outstanding on April 30, 2001 and the terms and conditions of this Agreement as same relate to the Term Loan Facility "A" and the Term Loan Facility "A" Notes shall continue in full force and effect (and shall be subject to Bank's rights and remedies set forth therein). With respect to Borrower's right to requests revolving loan advances under Article 2 of this Agreement only, this Agreement shall remain in full force and effect until April 30, 2001 and shall continue on a month-to-month basis after such April 30, 2001 date until Borrower's right to requests revolving loan advances under Article 2 of this Agreement is terminated by either party by thirty (30) days' written notice. Notice of such termination of Borrower's right to requests revolving loan advances under Article 2 of this Agreement shall be effectuated by the mailing of a registered or certified letter of notice. Notwithstanding the foregoing, upon the occurrence of an Event of Default, Bank may terminate all of its obligations under this Agreement without notice (including, without limitation, those relating to Borrower's right to receive term loan advances under Article 3 of this Agreement, those relating to Borrower's right continue to make installment payments under the Term Loan Facility "A" Notes, and those relating to Borrower's right to request revolving loan advances under Article 2 of this Agreement).

      On the date of termination, all Obligations owed by Borrower to Bank shall become immediately due and payable without notice or demand and shall be repaid to Bank in cash or by a wire transfer of immediately available funds. Notwithstanding termination, until all Obligations owing by Borrower with respect to term loan advances under Article 3 of this Agreement have been fully repaid and performed, Bank shall retain its security interest in all existing Collateral and Collateral arising thereafter, and Borrower shall continue to perform all Obligations with respect to term loan advances under
Article 3 of this Agreement.

   4.2 Termination of Security Interest. After termination and when Bank has received payment and performance in full of all Obligations owing under
Article 3 of this Agreement, and upon the execution by Borrower and delivery to Bank of a general release in favor of Bank, Bank shall execute a termination of all security agreements and security interests given by Borrower to Bank.

5.  CREATION OF SECURITY INTEREST

   5.1 Grant of Security Interest. Borrower hereby grants to Bank a continuing security interest in the Collateral in order to secure prompt repayment and performance of all Obligations owing under Article 3 and all Bank Expenses related to the Obligations under Article 3 of this Agreement. Bank's security interest in the Collateral shall attach to the Collateral without further act on the part of Bank or Borrower. In the event that any Collateral sold, conveyed or otherwise transferred by Borrower, the proceeds of such sale, conveyance or transfer shall be applied to pay off and satisfy the Term Loan Facility "A" Note secured by such Collateral.

   5.2 Security Documents; Attorney-In-Fact. Borrower shall execute and deliver, or cause to be executed and delivered, to Bank, concurrent with Borrower's execution of this Agreement, (if requested by Bank) concurrently with any advances under Article 3 of this Agreement), and at any other time or times hereafter at the request of Bank, all financing statements, continuation financing statements, fixture filings, landlord waivers, security agreements, chattel mortgages, assignments, deeds of trust, assignments of leases, endorsements of certificates of title, affidavits, reports, notices, and letters of authority and all other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and maintain perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement. Borrower hereby irrevocably makes, constitutes and appoints Bank (and any of Bank's officers, employees or agents designated by Bank to act on Bank's behalf) as Borrower's true and lawful attorney with power to sign the name of Borrower on any of the above-described documents or on any other similar documents which need to be executed, recorded, and/or filed in order to perfect or continue perfected Bank's security interest in the Collateral and to do all things necessary to carry out this Agreement. Borrower ratifies and approves all acts of the attorney, and neither Bank nor its attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law made in good faith. The appointment of Bank as Borrower's attorney, and each and every one of Bank's rights and powers, being coupled with an interest, are irrevocable so long as any Obligations remain unpaid or unperformed.

      To protect or perfect any security interest granted to Bank hereunder, Bank may, in its sole discretion, discharge any lien or encumbrance or bond the same, pay any insurance, fees or charges, maintain guards, warehousemen or any personnel to protect the Collateral, pay any service bureau or obtain any records, and all costs for the same shall be Bank Expenses.

6.  CONDITIONS PRECEDENT

      As conditions precedent to the making of the loans and the extension of the financial accommodations hereunder, Borrower shall execute and deliver or cause to be executed and delivered, to Bank, in form and substance satisfactory to Bank and its counsel, each of the following:

                     Loan and Security Agreement - Page 5

   6.1 Agreement. This Agreement, together with supplemental security agreements, chattel mortgages, riders and other documents required by Bank;

   6.2 Financing Statement. Financing statements (Form UCC-1) in form acceptable for filing and recording with the appropriate governmental authorities;

   6.3 Resolutions. If Borrower is a corporation, certified extracts from the minutes of the meetings of Borrower's board of directors, authorizing the borrowings and the granting of the security interests provided for herein and authorizing specific officers to execute and deliver the agreements provided for herein;

   6.4 Certificates. If Borrower is a corporation, a certificate of good standing showing that Borrower is in good standing under the laws of the state of its incorporation, and certificates indicating that Borrower has qualified to transact business and is in good standing in any other state in which Borrower conducts business;

   6.5 Search Results. UCC, tax lien, litigation, judgment and other searches, title reports, fictitious business name statement filings, insurance certificates, notices or other similar documents which Bank may require and in such form as Bank may require, in order to reflect Bank's first priority security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement;

   6.6 Waivers. Waivers executed by landlords and mortgagees of any real property on which the Collateral is located;

   6.7 Officers' Warranties and Representations. An executed form of Warranties and Representations of Officers; and

   6.8 Insurance. Evidence satisfactory to Bank that Borrower has obtained insurance policies or binders, in such amounts as may be acceptable to Bank, respecting the tangible assets of Borrower which are to serve as Collateral and naming Bank as a loss payee on a 438-BFU endorsement and/or additional insured (at Bank's discretion).

   6.9 Secured Lending Audit. If requested by Bank, an audit, inspection or other report prepared by auditors or consultants acceptable to Bank confirming (i) the location, quantity, quality, and value of all equipment,
(ii) the accuracy, authenticity, amount, aging, payment history, obligors, and status of all Accounts, and (iii) such other attributes, locations, quantities, qualities, and values of the Collateral as Bank deems necessary or appropriate.

7.  MANAGEMENT AND STATUS OF COLLATERAL AND INSPECTIONS AND AUDITS

   7.1 Collateral Records. Borrower shall maintain a comprehensive and up-to-date list of all Collateral, showing the date of purchase, any identifying descriptions and numbers, and records of maintenance. Borrower shall deliver a copy of such list to Bank upon execution of this Agreement, and at such time or times thereafter as Bank may request.

   7.2 Condition of Collateral. Borrower shall keep and maintain the Collateral in good operating condition and repair and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any items of Collateral to become a fixture to real estate or an accession to other property, and the Collateral is now and shall at all times remain and be personal property.

   7.3 Certificate of Title. Upon Bank's request, Borrower shall immediately deliver to Bank, properly endorsed, any and all evidences of ownership, certificates of title or applications for titles to any or all items of Collateral.

   7.4 Inspection of Collateral. Bank shall have the right, now and at all times hereafter, during Borrower's usual business hours, or at the regular business hours of any third party in possession of Collateral, to inspect and examine the Collateral and to check and test the same as to quality, quantity, value and condition, and at any time when an event of default under this Agreement or under any Obligations has occurred and is outstanding Borrower agrees to reimburse Bank for its reasonable costs and expenses in so doing.

   7.5 Borrower's Books. Bank shall have the right, at all times, during Borrower's normal business hours, or at the regular business hours of any third party having custody of or control over Borrower's Books, to inspect, review, examine, and audit (i) Borrower's Books, (ii) the accuracy, authenticity, amount, aging, payment history, obligors, and status of all Accounts, and (iii) such other attributes, locations, quantities, qualities, and values of Borrower or the Collateral as Bank deems necessary or appropriate. In connection with the foregoing, Bank shall have the right to make summaries and photocopies thereof. At any time when an event of default under this Agreement or under any Obligations has occurred and is outstanding, Borrower agrees to reimburse Bank for its reasonable costs and expenses in performing such inspection, review, examination, audit and photocopying.

8.  WARRANTIES AND REPRESENTATIONS

      In order to induce Bank to enter into this Agreement and to make the loans and/or issue the letters of credit contemplated hereby, Borrower warrants, represents and agrees that, until all Obligations are fully paid and performed:

   8.1 Title to Properties. Borrower has and at all times will have good, marketable and indefeasible title to the Collateral; the Collateral is and at all times shall remain free and clear of all liens, claims, encumbrances, and purchase money or other security interests (except as held by Bank or as may be consented to, in writing, by Bank), and the Collateral is and shall, at all times, remain of good and of merchantable quality, free from defects.

   8.2 Validity of Accounts. The accounts are and will, at all times pertinent hereto, be bona fide existing obligations created by the sale or lease of goods or the rendition of services to account debtors in the ordinary course of Borrower's business, and are and will be unconditionally owed to Borrower without rights of return or cancellation. At the time each account is generated and/or assigned to Bank: (a) all accounts will be due and payable in accordance with the terms set forth in Section 1.14 of this Agreement, or on such other terms approved in writing by Bank in advance of

                     Loan and Security Agreement - Page 6
the creation of accounts, and such terms shall be expressly set forth on the face of all invoices; (b) all property giving rise to accounts shall have been delivered to the account debtor or to the agent of the account debtor for immediate shipment to and unconditional acceptance by the account debtor;
(c) no account will be past due; (d) all accounts shall be unconditionally owed to Borrower without defense, offset or counterclaim dispute; and (e) Borrower shall have received no notice of actual or imminent Insolvency Proceeding of any account debtor.

   8.3 Place of Business. Borrower's chief executive office is located at the address set forth in Section 1.7 hereinabove and all of the locations at which Borrower conducts business or stores any Collateral are as set forth in the Warranties and Representations of Officers delivered by Borrower to Bank of even date herewith. Borrower covenants and agrees that it will not, during the term of this Agreement, relocate said chief executive office location without prior written notification to Bank.

   8.4 Legal Status. Borrower is and shall at all times hereafter be duly organized and existing and in good standing under the laws of the state of its incorporation, and qualified or licensed to do business, and in good standing as a foreign corporation, if applicable, in all jurisdictions in which such qualification or licensing is required.

   8.5 Authorization and Validity. This Agreement and each other document, contract and instrument required by or at any time delivered to Bank in connection with this Agreement have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

   8.6 No Violation. The execution, delivery and performance by Borrower of this Agreement shall not: (a) violate any law or regulation, (b) constitute a breach of any provision contained in the Articles of Incorporation, Bylaws or other organization papers of Borrower, or (c) constitute an event of default under any agreement to which Borrower is now or hereafter becomes a party or by which Borrower may be bound.

   8.7 Payment of Taxes. All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against Borrower, or any of Borrower's property, have been paid in full before delinquency.

   8.8 No Litigation. Except as disclosed by Borrower to Bank in writing prior to or concurrently with the execution and delivery of this Agreement, there are not presently any actions or proceedings pending by or against Borrower before any court or administrative agency alleging seeking an award of damages in an aggregate at any one time in excess of One Million dollars ($1,000,000) or which, in the reasonable opinion of Bank or its counsel involving claims representing a foreseeable liability in an aggregate at any one time in excess of One Million dollars ($1,000,000), and Borrower has no knowledge of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower outside of the limits set forth in this sentence, except for ongoing collection matters. If any of the foregoing do arise during the term of this Agreement, Borrower shall notify Bank in writing within thirty (30) days.

   8.9 Financial Statements and Condition. All financial statements and information relating to Borrower which have been or may hereafter be delivered by Borrower to Bank are true and correct and have been prepared in accordance with generally accepted accounting principles consistently applied, and there has been no material adverse change in the financial condition of Borrower since the submission of such financial information to Bank.

   8.10 Permits, Franchises. Borrower possesses, and will hereafter possess, all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade names, trade name rights, patents, patent rights and fictitious name rights necessary to enable Borrower to conduct the business in which Borrower is now engaged without conflict with the rights of others.

   8.11 ERISA Warranty. Borrower has not withdrawn from (and no termination, partial termination or other event has occurred with respect to) any deferred compensation plan maintained for the benefit of Borrower's employees, and has not withdrawn from any multi- employer plan described in
Section 4001(a)(3) of ERISA (as defined in Section 8.9 of this Agreement).

   8.12 Environmental Matters. Borrower is now and at all times hereafter shall remain in compliance with all federal, state and municipal laws, regulations and ordinances relating to the handling, treatment and disposal of toxic substances, wastes and hazardous material and shall maintain all necessary authorizations and permits. None of the operations of Borrower is now nor shall hereafter be the subject of any federal, state or municipal investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment.

   8.13 Solvency. Borrower is now and shall be at all times hereafter solvent and able to pay Borrower's debts (including trade debts) as they mature.

   8.14 Lien Priority. The liens and security interests of Bank in the Collateral are and shall remain first priority, except as expressly agreed to, in writing, by Bank.

   8.15 Warranties and Representations Cumulative. Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated with each loan and/or advance and shall be true, accurate and correct at each such time and shall be conclusively presumed to have been relied on by Bank regardless of any investigation made or information possessed by Bank. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Bank, either now or hereafter.

9.  NEGATIVE COVENANTS

   Borrower will not, without Bank's prior written consent, during the term hereof and so long as any Obligation remains unpaid or unperformed:

   9.1 Change in Identity. Change Borrower's name, business structure, or identity, or add any new fictitious name, or relocate Borrower's chief executive office.

                     Loan and Security Agreement - Page 7

   9.2 Acquisitions and Mergers. Acquire, merge or consolidate with or into any other business organization or enter into any partnership, joint venture or other combination (each an "Acquisition") where (1) the sum of the aggregate consideration paid for any such Acquisitions undertaken during the term of this Agreement, including (i) the fair market value of any property given, (ii) any cash paid, and (iii) the amount of any assumption of existing obligations (but excluding consideration in the form of capital stock of Borrower) which indebtedness is either unsecured or secured by assets of the subject of such Acquisition, and less cash received as a result of the Acquisition, does not exceed $5,000,000, (2) such Acquisition is undertaken in accordance with all applicable requirements of law; and (3) such Acquisition will not cause Borrower, on a projected basis, to violate any of the financial covenants set forth in this Agreement.

   9.3 Ordinary Course of Business. Enter into any transaction not in the usual course of Borrower's business of design, manufacture and sale of semi-conductor products and services.

   9.4 Change in Financial Structure. Make any material change in Borrower's financial structure or in any of Borrower's business objectives, purposes, or operations.

   9.5   Suspension of Business.  Suspend or go out of business.

   9.6 Dividends and Distributions. Do either or both of the following in an amount exceeding (in the aggregate) One Million Dollars ($1,000,000) in any of Borrower's fiscal years: (i) make any distribution or declare or pay any cash dividends on any of its capital stock or (ii) purchase, acquire, redeem or retire any of its capital stock, of any class, whether now or hereafter outstanding.

   9.7 Liens and Encumbrances. Grant a security interest in or permit a lien, claim or encumbrance upon all or any portion of Borrower's assets or the Collateral, except in favor of Bank and except for purchase money liens on Equipment that it not manufacturing, production or testing and is otherwise not Equipment with respect to which Bank has made and extended loans and advances under Article 3.

   9.8 Investment in Securities. Make any investment in securities, other than the securities of the United States of America and other than in accordance with any written investment policy from time to time approved by Bank, which policy shall be in writing and shall be delivered to Bank prior to or concurrently with the execution of this Agreement.

   9.9 ERISA/Covenant. Withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any deferred compensation plan maintained for the benefit of Borrower's employees under circumstance that could result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to any entity which provides funds for such deferred compensation plan, or withdraw from any multi-employer plan described in Section 4001(a)(3) of the Employee Retirement Income Security Act ("ERISA") of 1974, as amended, which may cover Borrower's employees.

   9.10 Relocation and Sale of Assets. Other than in the ordinary course of Borrower's business, sell, lease, or otherwise dispose of, move, relocate, or transfer, whether by sale or otherwise, any of Borrower's assets or the Collateral.

   9.11 Guarantees. Guaranty or otherwise become in any way liable with respect to the obligations of any third party in an aggregate amount at any one time exceeding One Million Dollars ($1,000,000), except by endorsement of instruments or items of payment for deposit to the general account of Borrower or which are transmitted or turned over to Bank.

   9.12 Indebtedness. Incur any debts outside the ordinary course of Borrower's business, except for renewals or extensions of existing debts.

   9.13 Loans. Make any advance or loan to any person or entity in an aggregate amount at any one time exceeding Two Million Five Hundred Thousand Dollars ($2,500,000).

10.  AFFIRMATIVE COVENANTS

   Borrower hereby covenants and agrees that during the term hereof and until all Obligations are fully paid and performed:

   10.1 Location of Collateral. Except as permitted below, Borrower shall keep the Collateral only at 1849 Fortune Drive, San Jose, CA 95131, at such locations in the State of California as may be identified for the location of collateral in that certain Warranties and Representations of Officers of Borrower executed and delivered in connection with this Agreement, and at such other locations within the state of California with respect to which Borrower has provided Bank in writing the name and mailing address of the landlord and (if requested by Bank) for which Borrower has obtained and delivered to Bank a landlord's waiver or similar documentation from the landlord at each such location in a form and content acceptable to Bank (the "Permitted Locations"). If requested by Bank, Borrower shall provide Bank with the name and mailing address of the landlord for each location described above or where any of the Collateral may (from time to time) be kept and/or the mortgagee, beneficiary, or lender of any mortgage, deed of trust or other lien encumbering each such location. Notwithstanding the foregoing, Borrower shall have the right to move, relocate, loan, sell or dispose of any items or pieces of Collateral (and not just those items and pieces of Collateral financed by Bank with loans and advances under Article 3) to locations other than Permitted Locations provided (1) such movement, relocation, sale and/or disposition is in the usual and ordinary course of Borrower's business and
(2) the aggregate book value of all Collateral (and not just those items and pieces of Collateral financed by Bank with loans and advances under Article
3) located at locations that are not Permitted Locations does not exceed (at any one time) ten percent (10%) of the aggregate book value of all of Borrower's Collateral (and not just those items and pieces of Collateral financed by Bank with loans and advances under Article 3). For the purpose of this Agreement, "book value" shall mean the original purchase price of each such item or piece of Collateral, less the accumulated deprecation thereon as reflected on Borrower's books and in accordance with generally accepted financial accounting principles (consistently applied). Within thirty (30) days after the end of each fiscal quarter, Borrower shall provide Bank with a detailed listing of the location of each item of Collateral (and not just those items and pieces of Collateral financed by Bank with loans and advances under Article 3) having an initial purchase price exceeding Five Thousand Dollars ($5,000) each that is located at an address or location that is not a Permitted Location.

                     Loan and Security Agreement - Page 8

   10.2 Value of Collateral. Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral or occurring or arising in any manner or fashion from any cause; (c) any diminution in the value of the Collateral; or (d) any act or default by any carrier, warehouseman, bailee, forwarding agency or any other person or entity whomsoever. All risk of loss, damage, destruction or loss of value of the Collateral shall be borne by Borrower, whether or not Borrower shall be in possession or control of the Collateral.

   10.3 Notice of Litigation and/or Environmental Investigations. Promptly after the commencement thereof, Borrower shall notify Bank in writing of:
(a) any litigation pending or threatened against Borrower before any court or administrative agency alleging seeking an award of damages in an aggregate at any one time in excess of One Million dollars ($1,000,000) or which, in the reasonable opinion of Bank or its counsel involving claims representing a foreseeable liability in an aggregate at any one time in excess of One Million dollars ($1,000,000), and (b) any federal, state or municipal investigation evaluating whether any remedial action is needed by Borrower to respond to a release of any toxic or hazardous waste or substance into the environment.

   10.4 Taxes. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of Borrower by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all F.I.C.A. payments and withholding taxes required of Borrower by applicable laws, and will, upon request, furnish Bank with proof satisfactory to Bank that Borrower has made such payments or deposits. If Borrower fails to pay any such assessment, tax, contribution, or make such deposit, or furnish the required proof, Bank may, in Bank's sole and absolute discretion and without notice to Borrower: (a) make payment of the same or any part thereof, or (b) set up such reserves against the Credit, or otherwise reduce the loans and advances for which Borrower is eligible under this Agreement, as Bank deems necessary to satisfy the liability therefor, or both. Bank may conclusively rely on the usual statements of the amount owing or other official statements issued by the appropriate governmental agency. Each amount paid or deposited by Bank shall constitute Bank Expenses and an advance to Borrower. Nothing herein contained shall preclude Borrower from contesting, diligently, in good faith, and by appropriate proceedings, the imposition of any assessments and taxes and to withhold payment of such contested amounts pending the resolution of such proceedings.

   10.5 Compliance. Borrower shall maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of Borrower's business; conduct Borrower's business in an orderly and regular manner; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower or Borrower's business.

   10.6   Insurance.

      (a) Acquisition and Maintenance. Borrower, at Borrower's expense, shall keep and maintain the Collateral insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties in similar businesses for the full insurable value thereof. Borrower shall also keep and maintain business interruption insurance and public liability and property damage insurance relating to Borrower's ownership and use of the Collateral. All such policies of insurance shall be in such form, with such companies, and in such amounts and with such deductibles as may be satisfactory to Bank. Borrower shall deliver to Bank certified copies of such policies of insurance or certificates from the issuer of such insurance certifying to Bank in writing that such insurance has been obtained and is in full force and effect and evidence of the payments of all premiums therefor.

      (b) Loss Payee Endorsement and Additional Insured. All such policies of insurance covering the Collateral shall contain an endorsement in a form satisfactory to Bank showing Bank as a loss payee thereof and shall contain a waiver of warranties (Form 438-BFU). All proceeds payable under any policies of insurance insuring the Collateral and involving losses as a result of damage, destruction or casualty in aggregate amounts not exceeding One Million Dollars ($1,000,000.00) during any twelve (12) consecutive month period shall be payable to Borrower. All proceeds payable under any policies of insurance insuring the Collateral that (i) involve losses as a result of damage, destruction or casualty which, when added to all losses as a result of damage, destruction or casualty during the immediately preceding twelve
(12) month period equals or exceeds One Million Dollars ($1,000,000.00) and/or (ii) involve losses as a result of damage, destruction or casualty which, in any one event of damage, destruction or casually equals or exceeds One Million Dollars ($1,000,000.00) shall be payable to Bank. Upon receipt by Bank, and at Bank's sole option, any proceeds payable and paid to Bank under this Section 10.6 shall be either applied on account of the Obligations or released to Borrower to purchase new, replacement Collateral in accordance with terms, conditions and provisions acceptable to Bank, in Bank's discretion. To further secure the payment and full performance of the Obligations, Borrower grants Bank a security interest in and to all such policies of insurance required to be maintained by Borrower under Section 10.6(a) and the proceeds thereof, and Borrower shall direct all insurers under such policies of insurance to pay all proceeds thereof directly to Bank. All public liability insurance and all property damage insurance covering the Collateral shall name Bank as an additional insured thereunder.

      (c) Settlement of Claims. Prior to the occurrence of an Event of Default, Borrower shall have the right to make, settle and adjust any and all claims under such policies of insurance; provided, however, that Borrower shall not legally conclude the settlement or adjustment of any claim which in amount exceeds five percent (5%) of Borrower's total assets without Bank's prior written consent. Following the occurrence of an Event of Default, Bank (and any of its employees, officers or designated agents) is and shall be irrevocably appointed as Borrower's lawful attorney-in-fact with full power to make, settle and adjust all claims under such policies of insurance, to endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, and to make all determinations and decisions with respect to such policies of insurance.

      (d) Notice and Cancellation. Borrower will not cancel any of such policies without Bank's prior written consent. Each such insurer shall agree by endorsement upon the policy or policies of insurance issued by it to Borrower as required above, or by independent instruments furnished to Bank, that it will give Bank at least ten (10) days written notice before any such policy or policies of insurance shall be altered or canceled, and that no act or default of Borrower, or any other person, shall affect the right of Bank to recover under such policy or policies of insurance required above or to pay any premium in whole or in part relating thereto. Bank, without waiving or releasing any Obligations or Event of Default, may, but shall have no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect to such policies which Bank deems advisable. All sums so disbursed by Bank, as well as reasonable

                     Loan and Security Agreement - Page 9
attorneys' fees, court costs, expenses and other charges relating thereto, shall constitute Bank Expenses, when disbursed, and shall be payable on demand.

   10.7 Bank Accounts. Except for permitted investments, Borrower shall keep all of Borrower's principal domestic bank accounts with Bank and shall open no domestic bank account, deposit account or other account into which money can be deposited in the United States without the written consent of Bank.

   10.8 ERISA/Covenant. Borrower shall furnish to Bank: (a) as soon as possible, but in no event later than thirty (30) days after Borrower knows or has reason to know that any reportable event with respect to any deferred compensation plan has occurred, a statement of the chief financial officer of Borrower setting forth the details concerning such reportable event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation, if a copy of such notice is available to Borrower; (b) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each deferred compensation plan; (c) promptly after receipt thereof, a copy of any notice Borrower may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any deferred compensation plan; provided, however, this subsection shall not apply to notice of general application issued by the Pension Benefit Guaranty Corporation or the Internal Revenue Service; and (d) when the same is made available to participants in the deferred compensation plan, all notices and other forms of information from time to time disseminated to the participants by the administrator of the deferred compensation plan.

   10.9 Reimbursements. Borrower shall immediately and without demand reimburse Bank for all sums expended by Bank which constitute Bank Expenses and Borrower hereby authorizes and approves all advances and payments by Bank for items constituting Bank Expenses.

   10.10 Accounting Methods. Borrower shall maintain a standard and modern system of accounting in accordance with generally accepted accounting principles consistently applied with ledger and account cards and/or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as may from time to time be requested by Bank. Borrower shall permit Bank and any of Bank's employees, officers or agents, upon demand, during Borrower's usual business hours, or the usual business hours of third persons having control thereof, to have access to and examine all of Borrower's Books relating to the Collateral, the Obligations, Borrower's financial condition, and the results of Borrower's operations, and, in connection therewith, permit Bank or any of Bank's agents, employees or officers to copy and make extracts therefrom, and to inspect the properties of Borrower.

   10.11 Financial Statements. Borrower agrees to deliver to Bank the following reports, statements, certificates, or other materials, which materials will be in a form acceptable to Bank and will be delivered within the time periods specified in this Section 10.11:

      (a) within fifty (50) days after the end of each of Borrower's fiscal quarters, (i) a balance sheet and profit and loss statement, prepared by Borrower, certified by an officer or other authorized employee of Borrower to be full, true, complete and accurate and further certified by such officer or other authorized employee that there exists on the date of delivery to Bank no condition or event which constitutes a breach of or Event of Default under this Agreement, and covering Borrower's operations during such period and
(ii) a full true and correct copy of Borrower's Form 10-Q filed by Borrower with the Securities and Exchange Commission;

      (b) within ninety-five (95) days after the end of each of Borrower's fiscal years, (i) a statement of the financial condition of Borrower for each such fiscal year, including (but not limited to) a long-form balance sheet and profit and loss statement, audited by certified public accountants acceptable to Bank, certified by an officer or other authorized employee of Borrower to be full, true, complete and accurate and further certified by such officer or other authorized employee that there exists on the date of delivery to Bank no condition or event which constitutes a breach of or Event of Default under this Agreement, and covering Borrower's operations during such period and (ii) a full true and correct copy of Borrower's Form 10-K filed by Borrower with the Securities and Exchange Commission;

      (c) within thirty (30) days after the end of each fiscal quarter during which amounts under Article 2 of this Agreement are advanced by Bank or are outstanding, an aged statement of all Accounts and accounts receivable owing to Borrower, which statement shall show (at a minimum) the date of each Account and account receivable, the payor of each Account and account receivable, and the amount of each Account and account receivable; shall otherwise be in a form and content acceptable to Bank and shall cover Borrower's operations during such preceding calendar month; shall be prepared by Borrower; shall be certified by an officer or other authorized employee of Borrower to be full, true, complete and accurate; and shall be further certified by such officer or other authorized employee that there exists on the date of delivery to Bank no condition or event which constitutes a breach of or Event of Default under this Agreement; and

      (d) any other report requested by Bank relating to the Collateral and the financial condition of Borrower (including, without limitation, an aged statement of accounts payable and an aged statement of accounts receivable), together with a certificate signed by an officer or other authorized employee of Borrower to the effect that all reports, statements, computer disc or tape files, printouts, runs, or other computer prepared information of any kind or nature relating to the foregoing, or documents delivered or caused to be delivered to Bank under this Section 10.11 are full, true, complete, correct, and thoroughly present the financial condition of Borrower and that there exists on the date of delivery to Bank no condition or event which constitutes a breach of or Event of Default under this Agreement.

   If Borrower is required hereunder to deliver fiscal year-end statements of Borrower's financial condition which are prepared on an audited basis by independent certified public accountants, then, contemporaneously therewith, Borrower shall also deliver to Bank an unqualified opinion thereon by said accountants. Borrower shall comply with any request and shall treat any written request as a continuing obligation until expressly modified or terminated in writing.

   10.12 Notifications. Borrower shall promptly supply Bank with such other information, including tax returns, concerning Borrower's affairs as Bank may request from time to time hereafter. Borrower shall promptly notify Bank of any material adverse change in Borrower's financial condition and of any condition or event which constitutes a breach of or Event of Default under this Agreement.

   10.13 Financial Covenants. At all times during the term of this Agreement, Borrower shall:

                     Loan and Security Agreement - Page 10

      (a) a ratio of total debt and liabilities to Tangible Net Worth of less than one (1.0) to one (1.0);

   (b) Tangible Net Worth in an amount not less than One Hundred Ten Million Dollars ($110,000,000.00);

   (c) a ratio of (i) the sum of cash, cash equivalents, short-term investments, and accounts receivable to (ii) current liabilities of not less than one and one-half (1.5) to one (1.0);

   (d) an after-tax profit from operations for each of Borrower's fiscal quarters and for each of Borrower's fiscal years; provided, however, that Borrower may experience one (1) fiscal quarter during any rolling four (4) fiscal quarter period in which Borrower does not earn an after-tax profit from operations so long as the loss from operations during such quarter does not exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00); and

   (e) a ratio of net after-tax profit plus depreciation and amortization, on a rolling four (4) fiscal quarter basis, to current maturities of long term liabilities and capitalized leases during such rolling four (4) fiscal quarter period of not less than one and one-half (1.5) to one (1.0).

   For purposes of this Section 10.13, the following terms shall have the following meanings:

   The term "after-tax profit from operations" means after tax profit from operations as determined in accordance with generally accepted accounting principles consistently applied, decreased by extraordinary gains, capital gains from the sale of assets outside the ordinary course of business and investment income earned outside the ordinary course of business.

   The term "Tangible Net Worth" means net worth as determined in accordance with generally accepted accounting principles consistently applied, increased by debt subordinated to Bank and decreased by the following: patents, licenses, goodwill, capitalized research and development costs, subscription lists, organization expenses, monies due from affiliates (including officers, directors, shareholders, parents, partners, joint venturers, subsidiaries and commonly held companies), and such other assets as would be classified as "intangible" under generally accepted accounting principles.

11.  EVENTS OF DEFAULT

      The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

   11.1 Failure to Make Payment. If Borrower fails to pay within five (5) days after Bank's service of a written notice that same is past due and payable, or when declared due and payable, all or any portion of the Obligations.

   11.2 Breach. If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement or any other present or future agreement between Borrower and Bank within three (3) days after Bank's service of a written notice identifying Borrower's default under this Section 11.2.

   11.3 Material Impairment. If there is a material impairment of the prospect of repayment of all or any portion of the Obligations, or a material impairment of the value of the Collateral or the priority of Bank's security interests therein.

   11.4 Seizure of Assets. If all or any of the assets of Borrower are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee.

   11.5 Voluntary Insolvency. If an Insolvency Proceeding is commenced by Borrower.

   11.6 Involuntary Insolvency. If an Insolvency Proceeding is commenced against Borrower.

   11.7 Injunction. If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of Borrower's business affairs.

   11.8 Lien, Levy. If a notice of lien, levy or assessment is filed of record with respect to any or all of the assets of Borrower by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any or all of the assets of Borrower.

   11.9 Judgment Lien. If one or more judgments and/or one or more other claims becomes liens or encumbrances upon any or all of the assets of Borrower in an aggregate amount at any one time in excess of One Million Dollars ($1,000,000).

   11.10 Third Party Agreements. If there is a default in any material agreement to which Borrower is a party with third parties resulting in a right by such third parties to accelerate the maturity of Borrower's indebtedness.

   11.11 Misrepresentations. If any misrepresentation exists in any warranty or representation made to Bank by Borrower or any officer, director or partner of Borrower, or if any warranty or representation is withdrawn by Borrower or any officer, director or partner of Borrower.

   11.12 Dissolution. If Borrower dissolves or liquidates, or if the directors and/or shareholders of Borrower take action to effect such a dissolution or liquidation.

   11.13 Change of Ownership. If there is a change of control of Borrower or any change in the direct, indirect, or beneficial ownership by any single or affiliated group of owners in an amount of twenty percent (20%) or more of the issued and outstanding stock of Borrower.

                     Loan and Security Agreement - Page 11

   11.14 Additional Defaults. If an event occurs which with the passage of time would constitute an Event of Default.

   Notwithstanding anything contained in this Article 11 to the contrary, upon the occurrence of an Event of Default, Bank, at Bank's discretion, may cease advancing monies or extending loans or other credit accommodations under this Agreement or any other agreement between Bank and Borrower; provided, however, that Bank shall refrain from further exercising its rights and remedies and an Event of Default shall thereafter be deemed not to have occurred by reason of the occurrence of any of the events set forth in Sections 11.6, 11.8 and 11.9 of this Agreement if, within ten (10) days from the date of such occurrence, the subject event or action is released, discharged, dismissed, bonded against or satisfied.

12.  BANK'S RIGHTS AND REMEDIES

   12.1 Rights and Powers. If an Event of Default shall have occurred and not been cured or waived in accordance with the terms hereof, Bank shall have the following rights and powers and may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

      (a)   Declare all Obligations immediately due and payable;

      (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, or any other agreement between Borrower and Bank;

      (c) Terminate this Agreement as to any future liability or obligation of Bank, but without effecting Bank's rights and security interest in the Collateral and without effecting the Obligations;

      (d) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, take and maintain possession of the Collateral and the premises, or any part thereof, for so long as is required by Bank, and at no cost to Bank, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Bank appears to be prior or superior to Bank's security interest and to pay all expenses incurred in connection therewith;

      (e) Without constituting a retention of Collateral in satisfaction of an Obligation within the meaning of Section 9505 of the Code or an action under California Code of Civil Procedure Section 726, Bank may apply any and all amounts maintained by Borrower with Bank as deposit accounts (as that term is defined under Section 9105 of the Code) or other accounts against the Obligations;

      (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell or dispose of (in the manner provided for herein) the Collateral;

      (g) Sell or dispose of the Collateral at either public or private sales, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as is commercially reasonable in the opinion of Bank. It is not necessary that the Collateral be present at any such sale;

      (h) Bank shall give the Borrower and each holder of a security interest in the Collateral who has filed with Bank a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made. The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 13.3 of this Agreement, at least five (5) calendar days before the date fixed for the sale, or at least five (5) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to parties other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Bank. If the sale is to be a public sale, Bank shall also give notice of the time and place by publishing a notice one time at least five (5) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

      (i)   Bank may credit bid and purchase at any public sale;

      (j) Borrower shall pay all Bank Expenses incurred in connection with Bank's enforcement and exercise of any of Bank's rights and remedies as herein provided, whether or not suit is commenced by Bank;

      (k) Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Bank, or, in Bank's discretion, to any party who Bank believes, in good faith, is entitled to such excess;

      (l) Bank is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral or any disposition thereof, and Borrower's rights under all general intangibles, licenses and franchise agreements shall inure to Bank's benefit, and Bank shall have the right and power to enter into sub-license agreements with respect to all such rights with third parties on terms acceptable to Bank.

   12.2 Remedies Cumulative. Bank's rights and remedies under this Agreement and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by Bank.

13.  MISCELLANEOUS

                     Loan and Security Agreement - Page 12

   13.1 Taxes and Other Expenses Regarding the Collateral. If Borrower fails to pay promptly when due to any person or entity, monies which Borrower is required to pay by reason of any provision in this Agreement, Bank may, but need not, pay the same and any such payment shall immediately constitute an advance under and pursuant to the Credit, and Borrower shall promptly reimburse Bank therefor. All such sums shall be Bank Expenses hereunder.
Any payments made by Bank shall not constitute: (a) an agreement by Bank to make similar payments in the future, or (b) a waiver by Bank of any default under this Agreement. Bank need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

   13.2    Waivers.

      (a) Application of Payments. Borrower waives the right to direct the application of any and all payments or collections at any time or times hereafter received by Bank on account of any Obligations, and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments or collections to the Obligations in any manner as Bank may deem advisable,

      (b) Notices of Demand, Etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guaranties at any time held by Bank on which Borrower may in any way be liable.

      (c) Confidentiality of Accounting. Borrower waives the right to assert a confidential relationship, if any, Borrower may have with any accounting firm and/or service bureau in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that Bank may contact directly any such accounting firm and/or service bureau in order to obtain such information.

   13.3 Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement shall be in writing and sent by regular United States mail, postage prepaid, properly addressed to Borrower at Borrower's address set forth in Section 1.7 of this Agreement or to Bank at Bank's address set forth in Section 1.5 hereinabove, or to such other addresses as Borrower or Bank may from time to time specify to the other in writing.

   13.4 Destruction of Borrower's Documents. Any documents, schedules, invoices or other papers delivered to Bank may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank unless Borrower does request, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

   13.5 Choice of Law. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined under, governed by and construed in accordance with the laws of the State of California. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state courts located in the County of San Francisco, State of California, or the County of Santa Clara, State of California, or the federal courts located in the Northern District of California. Borrower waives any right Borrower may have to assert the doctrine of forum non conveniens or to object to such venue and hereby consents to any court-ordered relief.

   13.6 One Loan Transaction. The Obligations shall be secured by all other security interests, liens or encumbrances heretofore, now, or at any time hereafter granted by Borrower to Bank. If more than one person or entity is signing this Agreement on behalf of Borrower, the Obligations of each party signing this Agreement on behalf of Borrower shall be joint and several.

   13.7 Agreement Binding; Assignment. This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Bank. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder without Bank's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower from its obligations to Bank. Bank may assign this Agreement and its rights and duties hereunder. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits hereunder. Bank will provide Borrower with prior written notice to Borrower; provided, however, that Borrower shall not have any right, power or privilege to approve or consent to such assignment, sale, transfer, negotiation and/or participation and the Bank's failure to give such notice shall not constitute a breach or default under this Agreement.
In connection therewith, Bank may disclose all documents and information which Bank now has or hereafter may have relating to Borrower or Borrower's business.

   13.8 Headings, Gender and Joint and Several Liability. Article and section headings and article and section numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each article and section applies equally to this entire Agreement. As used in this Agreement and when required by the context, each number (singular or plural) shall include all numbers, and each gender shall include all genders. If more than one person or entity is signing this Agreement on behalf of Borrower, the Obligations of each party signing this Agreement on behalf of Borrower shall be joint and several.

   13.9 Construction. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

   13.10 Severability. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

   13.11 Integration. This Agreement cannot be changed or terminated orally. No modification or amendment to this Agreement shall be effective unless in writing, executed by Bank. Except as to currently existing obligations of Borrower to Bank, all prior agreements, understandings, representations, warranties, and negotiations between the parties, if any, are merged into this Agreement.

                     Loan and Security Agreement - Page 13

   13.12 WAIVER OF JURY TRIAL. BANK AND BORROWER HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING (INCLUDING TORT AND CLAIMS FOR BREACH OF
DUTY), BETWEEN BANK AND BORROWER.

   13.13 Prior Loan and Security Agreement. The total Credit and the total of Borrower's Obligations in respect to all letters of credit outstanding under that certain Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated as of November 12, 1990 and any concurrent or subsequent rider thereto and any extensions, supplements, amendments or modifications thereto and/or to any such rider (collectively the "Prior Agreement"), from and after the date of this Agreement, shall be deemed to have been incurred pursuant to this Agreement which amends and restates the Prior Agreement in its entirety. Borrower agrees and acknowledges that, as of the date of this Agreement, there was due and owing under the Prior Agreement the Daily Balance of $ ___________________, and accrued and unpaid interest in the amount of $ _____________________; provided, however, that the foregoing shall not apply to any Obligations owing by Borrower to Bank in connection with any promissory notes evidencing any term loans previously extended by Bank to Borrower.

   IN WITNESS WHEREOF, Borrower has executed and delivered this Agreement on the date first hereinabove written.


"Borrower"

Micrel Incorporated,
a California corporation


By: /s/ Raymond D. Zinn
   ----------------------
Print Name: Raymond D. Zinn
Title: President, CEO & Chairman of the Board of Directors

By: /s/ Richard D. Crowley, Jr.
Print Name: Richard D. Crowley, Jr.
Title: Vice President, Finance & CFO

    Accepted and effective this eighth day of March, 2000, at Bank's place of business in the City of San Jose, State of California.


"Bank"

Bank of the West,
a California banking corporation


By: /s/ Robert J. Galli
    ----------------------
        Robert J. Galli
   Senior Vice President

                     Loan and Security Agreement - Page 14

Exhibit "A"

TERM LOAN FACILITY "A" NOTE

$____________________                       _________________,______________
                                                        San Jose, California

   1. BORROWING AND INTEREST RATE. In consideration of the loan and advance of credit in the amount set forth above made by Bank of the West (the "Bank") to or for the benefit of Micrel Incorporated (the "Borrower") pursuant to that certain Loan and Security Agreement between Borrower and Bank dated March 8, 2000 (the "Loan Agreement"), Borrower promises to pay Bank, or order, at Two North Second Street, Suite 300, South Bay Business Banking Group, San Jose, California 95113 on the dates and in the manner hereinafter set forth, the principal amount set forth above, plus any interest thereon at the Applicable Term Loan "A" Rate (as hereinafter defined), and all Bank Expenses. Interest shall be computed on the outstanding amount from time to time owing by Borrower to Bank under this Note on the basis of three hundred sixty (360) days per year and actual days elapsed.

   2.   APPLICABLE TERM LOAN "A" RATE.

      (1) Initial Rate Selected by Borrower. Interest on the amounts from time to time owing by Borrower to Bank under this Note shall accrue at the rate designated by Borrower by initialing one (1) of the blanks set forth below or as hereinafter designated by Borrower in accordance with the terms of this Note (the "Applicable Term Loan 'A' Rate"); provided, however, that if Borrower fails to elect either of the three options set forth below, the Applicable Term Loan "A" Rate shall be the rate set forth in Subparagraph 2(1)(a) below:

____________     (a)   Prime Rate-Based Loan.
Initial Here

      Subject to Borrower's right to convert the Applicable Term Loan "A" Rate as elsewhere provided in this Note and except as hereinbelow provided, all amounts from time to time outstanding and unpaid under this Note shall bear interest, on the Daily Balance owing, at the Prime Rate (as defined in the Loan Agreement). The Prime Rate as of the date of this Note is __________ percent (_____%) per annum. In the event that the Prime Rate announced is, from time to time hereafter, changed, adjustment in the rate of interest payable by Borrower shall be made on the effective date of the change in the Prime Rate. The rate of interest, as adjusted, shall apply to all amounts from time to time outstanding and unpaid under this Note until the Prime Rate is adjusted again. All interest chargeable under this Agreement on a per annum basis shall be computed on a basis of a 360-day year for actual days elapsed.

____________     (b)   Term Fixed Rate-Based Loan.
Initial Here

      Subject to Borrower's right to convert the Applicable Term Loan "A" Rate as elsewhere provided in this Note and except as hereinbelow provided, all amounts from time to time outstanding and unpaid under this Note shall bear interest, on the Daily Balance owing, at the rate designated below as selected by Borrower at the time of its execution and delivery of this Note (the "Term Fixed Rate"); provided, however, that if the option set forth in this Section 2(1)(b) to have the obligations under this Note bear interest at the Term Fixed Rate is selected and Borrower fails to further elect to have such loan and advance accrue in accordance with the Annual Adjusting procedure prescribed by Section 2(1)(b)(A) or the Four Year Fixed Rate procedure prescribed by Section 2(1)(b)(B), then such loan and advance shall

Term Loan Facility "A" Note - Page 1
be deemed to accrued interest in accordance with the Annual Adjusting procedure prescribed by Section 2(1)(b)(A):

            (A)   Annual Adjusting

            (i) Initial Rate: The rate of interest on the amounts from time to time unpaid under this Note until and including the first day of the thirteenth (13th) calendar month immediately succeeding the Funding Date (the "Initial Rate") shall be at two and three-quarters percentage points (2.75%) per annum in excess of the Adjustable Rate Index (as hereinafter defined) and rounding the sum so determined to the next highest one-eighth of one percentage point (0.125%). The "Adjustable Rate Index" shall be the yield calculated on the basis of the actual weekly auction rate on fifty-two (52) week Treasury Bills sold by the U.S. Treasury during the week preceding the week in which funds are advanced by Bank to Borrower under this Note (the "Funding Date") or the Term Loan Adjustment Date occurs (as the case may be). Bank shall determine the Adjustable Rate Index and compute the Applicable Term Loan "A" Adjustable Rate Index from information supplied in the Wall Street Journal or another reliable publication or reporting service selected by Bank. The parties agree that the Initial Rate is and shall be ______% per annum.

            (ii) Adjusted Rate: The Applicable Term Loan "A" Rate shall be adjusted as of the first (1st) day of the thirteenth (13th) full calendar month following the Funding Date and every twelve (12) months thereafter (each a "Term Loan Adjustment Date") to reflect the value of the Adjustable Rate Index on the Term Loan Adjustment Date. From and after each Term Loan Adjustment Date until the next Term Loan Adjustment Date (each a "Term Loan Adjustment Period"), the Applicable Term Loan "A" Rate shall be an amount computed by adding two and three-quarters percentage points (2.75%) to the value of the Adjustable Rate Index in effect on the Term Loan Adjustment Date and rounding the sum so determined to the next highest one-eighth of one percentage point (0.125%). The Applicable Term Loan "A" Rate for each Term Loan Adjustment Period shall become effective automatically on the Term Loan Adjustment Date for such Term Loan Adjustment Period. Any failure by Bank to give Borrower notice of an adjustment of the Applicable Term Loan "A" Rate and the amount of monthly installments, or any disagreement by Borrower as to the correctness of any calculation by the holder hereof, shall not relieve Borrower of the obligation to make monthly payments hereunder. In the event of any failure by Bank to give Borrower notice of an adjustment of the Applicable Term Loan "A" Rate, Borrower shall continue to make monthly payments in the same amount as were payable prior to the Term Loan Adjustment Date. If the amount of payments made is less than the amount applicable under this Note, then Borrower shall pay Bank the amount of the deficiency on demand; if the amount of such payments is more than the amount applicable under this Note, then Borrower shall receive a credit for any excess payments against the next payment coming due following the date of any notice of an adjustment.

____________                  (B)   Four Year Fixed Rate.
Initial Here

         The rate of interest on the amounts from time to time unpaid under this Note until and including the Maturity Date shall be at two and three-quarters percentage points (2.75%) per annum in excess of the Fixed Rate Index (as hereinafter defined) and rounding the sum so determined to the next highest one-eighth of one percentage point (0.125%). The "Fixed Rate Index" shall be the yield calculated on the basis of the actual weekly auction rate on four (4) year Treasury Bills sold by the U.S. Treasury during the week preceding the week in which the amounts are advanced by Bank under this Note. Bank shall compute the Applicable Term Loan "A" Rate from information supplied in the Wall Street Journal or another reliable

Term Loan Facility "A" Note - Page 2
 publication or reporting service selected by Bank. The parties agree that the Applicable Term Loan Rate under this Subparagraph 2(b)(B) is and shall be ______% per annum.

____________                (c)   Term Offshore Rate-Based Loan.
Initial Here

      Subject to Borrower's right to convert the Applicable Term Loan "A" Rate as elsewhere provided in this Note and except as hereinbelow provided, all amounts from time to time outstanding and unpaid under this Note shall bear interest, on the Daily Balance owing, at the Term Offshore Rate (as defined in the Loan Agreement). In the event that the Term Offshore Rate announced is, from time to time hereafter, changed, adjustment in the rate of interest payable by Borrower shall be made on the effective date of the change in the Term Offshore Rate. The rate of interest, as adjusted, shall apply to all amounts from time to time outstanding and unpaid under this Note until the Term Offshore Rate is adjusted again. All interest chargeable under this Agreement on a per annum basis shall be computed on a basis of a 360-day year for actual days elapsed.

      (2) Conversion Option. Borrower may, from time to time, elect to convert the Applicable Term Loan "A" rate from either a Prime Rate-Based loan under Section 2(1)(a) above, a Term Fixed Rate-Based loan utilizing annual adjustments under Section 2(1)(b) above, or a Term Offshore Rate-Based loan under Section 2(1)(c), above to a rate of interest in an amount equal to three percentage points (3.00%) per annum in excess of the Fixed Rate Index (as hereinafter defined) and rounding the sum so determined to the next highest one-eighth of one percentage point (0.125%). Borrower shall exercise this conversion option, if at all, on written notice delivered to Bank, which written notice shall (a) be on such form and in such manner as Bank may from time to time specify; (b) specify the principal amount and the date of the note to be so converted; (c) specify an effective date for such conversion; and (d) be received by Bank not later than 10:00 a.m. Pacific local time three (3) business days prior to the requested conversion date. The "Fixed Rate Index" shall be the yield calculated on the basis of the actual weekly auction rate on four (4) year Treasury Bills sold by the U.S. Treasury during the week preceding the week in which Borrower's written election is received by Bank. Bank shall compute the Applicable Term Loan "A" Rate from information supplied in the Wall Street Journal or another reliable publication or reporting service selected by Bank. Once the term loan evidenced by this note is converted in accordance with the provisions of this
Section 2(2), Borrower shall not have any further right to elect additional or other conversions. Borrower's conversion rights under this Section 2(2) shall be exclusive, and Borrower shall not have any right to convert the Applicable Term Loan "A" Rate from either a Prime Rate-Based loan under
Section 2(1)(a) above, a Term Fixed Rate-Based loan utilizing annual adjustments under Section 2(1)(b) above, or a Term Offshore Rate-Based loan under Section 2(1)(c), except as provided in this Section 2(2).

      (3) Prepayment. Borrower may upon at least ten (10) "Business Days" notice to Bank, prepay this Note in whole or in part with accrued interest at the Applicable Rate to the date of such prepayment on the amount prepaid, subject to the terms and provisions of this Section. If and only if the Applicable Term Loan "A" Rate is the Four Year Fixed Rate determined in accordance with the provisions of Section 2(1)(b)(B) of this Note, then (concurrently with any prepayment of all or any part of the Obligations owing under this Note) Borrower shall also pay to Lender an amount equal to the interest which would be earned at the "Prepayment Rate" (as defined below) on the principal balance prepaid to Lender (computed on the basis of a 360-day year for actual days elapsed) for the period starting on the date of prepayment and ending at the Maturity Date.

   For purposes of this Note, the term "Business Day" shall mean any day which is not a Saturday, Sunday, or other day on which commercial banks are by law authorized or required to close.

Term Loan Facility "A" Note - Page 3

   For the purpose of this Note, the term "Prepayment Rate" shall mean the value calculated by subtracting (i) the rate on the current coupon United States Treasury Note which, as of the date of prepayment, has a remaining term most closely approximating the time period between the date of such prepayment and the Maturity Date of this Note from (ii) the actual weekly auction rate on Treasury Bills sold by the U.S. Treasury and having a term of four (4) years which sale occurs most nearly preceding the Funding Date.

      (4) Maturity Rate. From and after the Maturity Date, amounts outstanding and unpaid this Note shall bear interest at five (5) percentage points more than the Applicable Term Loan "A" Rate that would have been applicable hereunder had the Maturity Date not occurred. Anything herein to the contrary notwithstanding, interest at the Maturity Rate shall be due and payable on demand but shall accrue from the Maturity Date until this Note is paid in full.

   3.   REPAYMENT OF PRINCIPAL, INTEREST AND EXPENSES.    Borrower agrees to
make all payments of principal and interest in lawful money of the United States of America free from any offset, deduction, or counterclaim, and expressly waives all rights to compensation or cross demands it might otherwise have.

      (a) Commencing on the fifth day of be the calendar month after the Funding Date, and continuing on the fifth day of each of the next forty-seven
(47) months thereafter, Borrower shall make (i) equal and consecutive monthly principal payments with each payment being in an amount sufficient to repay the aggregate principal amount advanced under this Note over forty-eight (48) months on a straight-line basis, (ii) monthly interest payments on the outstanding amount of the advances under the Term Loan Facility "A" at the Applicable Term Loan "A" Rate, and (iii) all Bank Expenses incurred by Bank in connection with Term Loan Facility "A." Subject to Borrower's obligations to make installment payments of principal, interest and Bank Expenses in the time and manner specified in this note, all unpaid principal, interest, Bank Expenses and other amounts owing under this Note shall be due and payable on the fourth anniversary of the Funding Date (as defined in this Note).

      (b) The receipt of any check or other item of payment by Bank shall not be considered a payment until such check or other item of payment is honored when presented for payment, in which event, said check or other item of payment shall be deemed to have been paid to Bank in accordance with Bank's rules and regulations relating to credits to deposit accounts or, in Bank's discretion, two (2) calendar days after the date Bank actually receives possession of such check or other item of payment.

   4. LATE FEES. If any payment due hereunder is not received by Bank within fifteen (15) days after the due date thereof, Borrower shall pay to Bank without claim, notice or demand a late payment charge equal to six percent (6%) of the amount of the installment of principal and interest due and delinquent to defray the administrative costs and expenses suffered by Bank by reason of such delinquency. Borrower acknowledges and agrees that the actual amount of damages that would be incurred by Bank as a result of such delinquency are extremely difficult or impracticable to ascertain and that the late charge set forth herein represents a reasonable attempt to fix such damages. Collection of such late charge shall not excuse the performance of the terms of this Note nor prejudice Bank's right to enforce any right or remedy which it may have for the collection of principal and interest or otherwise under the terms of this Note, under the Loan Agreement, or applicable law.

   5. AUTHORITY FOR ADVANCES. All Advances shall be conclusively presumed to have been made to, for the benefit of, and at the request of Borrower when deposited or credited to the account of Borrower with Bank or made in accordance with the terms of the Loan Agreement or the oral or written instructions of Borrower, or any one signing below for or on behalf of Borrower.


Term Loan Facility "A" Note - Page 4

   6.   EVENTS OF DEFAULT AND REMEDIES.

      (a) Events of Default. Any one of the following occurrences shall constitute an "event of default" under this Note:

         (1) The failure by Borrower to make any payment of principal or interest upon this Note as and when the same becomes due and payable in accordance with the terms hereof and the continuation of such failure for five (5) days after written notice thereof is given Borrower by Bank;

         (2) The occurrence of any default under this Note other than as described in the preceding clause (1) and the continuation of such default for ten (10) days after written notice thereof is given Borrower by Bank; or

         (3) The occurrence of any event of default as defined under the Loan Agreement, or any other document securing the obligations under this Note. For purposes of Subparagraph 6(a)(3) with respect to any event or occurrence which constitutes an event of default hereunder solely by reason of its constituting a default under a document or instrument other than this Note, to the extent (if any) that such other document or instrument provides a grace or cure period with respect to such default, the same grace or cure period, and only such period, shall apply with respect thereof under this Note.

      (b)   Remedies.  Upon the occurrence of any event of default hereunder:
(i) the entire unpaid principal amount, any and all unpaid interest then accrued on, and any other amounts owing under or evidenced by this Note, shall (at the option of the Bank and without notice or demand of any kind to Borrower or any other person) be and become immediately due and payable and
(ii) Bank hereof shall have and may exercise any and all rights and remedies available at law or in equity and also any and all rights and remedies provided in the Loan Agreement.

   Upon the occurrence of an event of default hereunder (which has not been cured as herein provided or waived by Bank in writing), at the option of Bank, and in addition to any other remedies available to Bank, interest may be charged on the Advances outstanding on the date of such event of default at the rate of five (5) percentage points greater than the Term Loan Facility "A" Rate (the "Term Loan Default Rate"). The Term Loan Default Rate shall commence on the day following any event of default and shall continue until such event of default has been cured to the satisfaction of Bank.

   7. WAIVERS, MAKER(S) AND ENDORSER(S). Borrower, for itself and for its successors, transferees and assigns, hereby waives all valuation and appraisement privileges, presentment and demand for payment, protest, notice of protest and nonpayment, dishonor and notice of dishonor, bringing of suit, lack of diligence or delays in collection or enforcement of this Note and notice of the intention to accelerate, the release of any party liable, the release of any security for debt, the taking of any additional security and any other indulgence or forbearance.

   8. WAIVER OF STATUTE OF LIMITATIONS. The right to plead any and all statutes of limitations as a defense to any demand on this Note is expressly waived by each and all said parties.

   9.   FEES, COSTS AND LENDER EXPENSES.

      (a) Attorneys' Fees and Costs. If Bank refers this Note to an attorney for collection or seeks legal advice following a default under this Note, the Loan Agreement, or other security agreements securing this Note, or

Term Loan Facility "A" Note - Page 5
if an action is instituted on this Note, the Loan Agreement, or if any other judicial or non-judicial action is instituted by the holder hereof or by any other person, and an attorney is employed by the holder hereof to appear in any such action or proceeding or to reclaim, sequester, protect, preserve or enforce the holder's interest in the Collateral (as defined in the Loan Agreement) or any other security for this Note, including, but not limited to proceedings to foreclose the loan evidenced hereby, proceedings under the federal bankruptcy laws, or in eminent domain, or under the probate code, or in connection with any state or federal tax lien, or to enforce an assignments of rents, or for the appointment of a receiver, or involving mechanics' liens or stop notices, or in connection with disputes regarding the proper disbursement of loan funds, Borrower promises to pay reasonable attorneys' fees and for services performed by the holder's attorney, and all costs and expenses incurred incident to such employment.

      (b) Bank Expenses. Borrower shall immediately and without demand reimburse Bank for all sums expended by Bank which constitute Bank Expenses and Borrower hereby authorizes and approves all advances and payments by Bank for items constituting Bank Expenses. The term "Bank Expenses" means: all costs and expenses incurred by Bank in connection with this Note, the Loan Agreement, or the transactions contemplated hereby, including, without limitation, all costs or expenses required to be paid by Borrower under this Note, the Loan Agreement, or the transactions contemplated hereby which are paid or advanced by Bank; taxes and insurance premiums of every nature and kind of Borrower paid by Bank; filing, recording, publication, search fees, appraiser fees, auditor fees, title insurance premiums paid or incurred by Bank in connection with Bank's transactions with Borrower; costs and expenses incurred by Bank (with or without suit) in collecting or realizing upon any collateral including, without limitation the Collateral (as defined in the Loan Agreement), to correct any default or enforce any provision of this Note, the Loan Agreement, or the transactions contemplated hereby, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; costs and expenses of suit incurred by Bank in enforcing or defending this Note, the Loan Agreement, or the transactions contemplated hereby or any portion hereof; and reasonable attorneys' fees and expenses incurred by Bank in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Note, the Loan Agreement, or the transactions contemplated hereby, any portion hereof, any Agreement related hereto, or any of the transactions contemplated hereby, whether or not suit is brought, and including, but not limited to, any expenses incurred in relation to opposing or seeking to obtain relief from any stay or restraining order prohibiting Bank from exercising its rights as a secured creditor, foreclosing upon or disposing of Collateral, or such related matters.

   10. DEFINITIONS. The term "Bank," as used herein, shall mean and include Bank and any successor or assign of Bank, and any holder of this Note shall, upon becoming such holder, be included in the term "Bank" wherever the same appears in this Note.

   11. OBLIGATION S UNDER LOAN AGREEMENT. The obligations arising under this Note constitute Obligations under and pursuant to the terms of the Loan Agreement and are secured under and pursuant to the terms of such Loan Agreement.

   12.   MISCELLANEOUS.

      (a) Governing Law and Time of Performance. This Note shall be governed by and construed under the laws of the State of California. Time is of the essence of this Note and each provision hereof.

      (b) Successors and Assigns. This Note shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Bank and its successors and assigns.


Term Loan Facility "A" Note - Page 6

      (c)   Headings; Gender.  The headings of the Paragraphs and
Subparagraphs of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof. All words and phrases shall be taken to include the singular or plural number, and the masculine, feminine or neuter gender, as may fit the case.

      (d). Severability. If any provision of this Note or any payments pursuant to the terms hereof shall be invalid or unenforceable to any extent, the remainder of this Note and any other payments hereunder shall not be affected thereby and shall be enforceable to the greatest extent permitted by law.

      (e) Modification. No waiver of any breach, default or event of default under this Note or under the Loan Agreement, or any obligations secured thereby, shall be implied from any failure of Bank to take, or any delay by Bank in taking, any action with respect to any concurrent or subsequent breach of or event of default, default or failure of condition or from any previous wavier of any similar or unrelated breach of or event of default, default, or failure of condition. A waiver of any term of this Note, the Loan Agreement, or any of the obligations secured thereby must be made in writing, shall be limited to the express written terms of such waiver, and shall not be construed as a waiver or release of any subsequent event of default, default or failure of condition.

      (f) Joint Obligations. If this Note is executed by more than one person or entity as Borrower, the obligations of each such person or entity shall be joint and several, and all said parties are and shall be jointly and severally, directly and primarily, liable for the amount of all sums owing and to be owed hereon, and agree that this Note and any or all payments coming due hereunder may be extended or renewed from time to time without in any way affecting or diminishing their liability hereunder. No such person shall be a mere accommodation maker, since each such person shall be primarily and directly liable hereunder.

   IN WITNESS WHEREOF Borrower has executed and delivered this Note as of the date and year first above written.

Micrel Incorporated, a California corporation


By: _______________________________

Its:________________________________


By: _________________________________

Its:_________________________________


Term Loan Facility "A" Note - Page 7